Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Synchronoss Technologies, Inc. for the registration of its debt securities and to the incorporation by reference therein of our reports dated March 15, 2021, with respect to the consolidated financial statements of Synchronoss Technologies, Inc., and the effectiveness of internal control over financial reporting of Synchronoss Technologies, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Iselin, New Jersey

October 25, 2021